Exhibit 10.75
MARATHON PETROLEUM CORPORATION
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(Amended and Restated effective as of January 1, 2019)

1.	Purpose
The Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is intended to enable the Corporation to attract and retain non-employee Directors and to enhance the long-term mutuality of interest between such Directors and shareholders of the Corporation.
This document contains the provisions of the Plan effective as the effective time of the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation and thereafter and shall apply to Deferred Cash Accounts and Deferred Stock Accounts, including 409A Benefits and Grandfathered Benefits (as such terms are defined below). In particular, the Plan document shall apply to those stock units and other similar equity awards granted to Participants under the Corporation’s 2011 Incentive Compensation Plan (as amended or amended and restated from time to time), the Corporation’s 2012 Incentive Compensation Plan (as amended or amended and restated from time to time), as well as successor or predecessor arrangements (in each case, with respect to the awards granted thereunder, the “Applicable Equity Plan”), and deferred under this Plan or its predecessor.
With respect to the 409A Benefits, the Plan is intended to conform to the requirements of Code Section 409A and the regulations thereunder, and, in all respects, shall be administered and construed in accordance with such requirements. With respect to the Grandfathered Benefits, the Plan does not represent a material enhancement of the benefits or rights available under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors on October 3, 2004, which have subsequently been assumed by this Plan in connection with the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation.

2.	Definitions
The following definitions apply to this Plan and to the Deferral Election Forms:

(a)
409A Benefit means that portion of a Participant’s Deferred Cash Account and Deferred Stock Account that was deferred or became vested after December 31, 2004, with earnings and losses attributable thereto pursuant to Sections 5 and 6.

(b)
Beneficiary or Beneficiaries means a person or persons or other entity designated on a beneficiary designation form by a Participant as allowed in this Plan to receive Deferred Benefit payments. If there is no valid designation by the Participant, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the Deferred Benefit, the Participant’s Beneficiary is the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate. A Participant may use a beneficiary designation form (in the form and manner acceptable to the Committee) to designate one or more Beneficiaries for all of the Participant’s Deferred Benefit; such designations are revocable.

(c)	Board means the Board of Directors of the Corporation.
(d)	Code means the Internal Revenue Code of 1986 as amended, including regulations and other guidance of general applicability promulgated thereunder.

(e)	Code Section 409A means, collectively, Section 409A of the Code and any Treasury and Internal Revenue Service regulations and guidance issued thereunder.

(f)
Committee means the Corporate Governance and Nominating Committee of the Board or such other committee of the Board as the Board may designate to administer the Plan. In the event the Committee has delegated any authority or responsibility under the Plan in accordance with Section 12, the term “Committee” where used herein shall also refer to the applicable delegate.

(g)	Common Stock means the common stock of the Corporation.

(h)
Common Stock Unit means a book-entry unit equal in value to a share of Common Stock. A Participant shall be credited with one Common Stock Unit for each stock unit or hypothetical share of Common Stock granted pursuant to a Director Stock Award (or any successor stock incentive arrangement).

(i)	Corporation means Marathon Petroleum Corporation or any successor thereto.

(j)	Deferral Election Form means a document designated by the Committee for the purpose of allowing a Participant to elect deferrals under Section 3.

(k)	Deferral Year means the calendar year for which a Participant has elected to defer amounts under this Plan.

(l)	Deferred Benefit means a Participant’s Deferred Cash Account and Deferred Stock Account under the Plan.

(m)
Deferred Cash Account means that bookkeeping record established for each Participant to reflect the status of the Participant’s Deferred Cash Benefit under this Plan. A Deferred Cash Account: (i) is established only for purposes of measuring a Deferred Cash Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Cash Benefit; (ii) will be credited with that portion of the Participant’s Retainer Fee deferred as a Deferred Cash Benefit according to a Deferral Election Form; and (iii) will be credited periodically with earnings and losses as provided under Section 5.

(n)	Deferred Cash Benefit means the amount of Retainer Fees deferred by a Participant under Section 3.

(o)
Deferred Stock Account means that bookkeeping record established for each Participant to reflect the status of the Participant’s Deferred Stock Benefit under this Plan. A Deferred Stock Account is established only for purposes of measuring Common Stock Units and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Stock Benefit. A Deferred Stock Account will be credited with the Common Stock Units related to Deferred Stock Awards that are awarded to a Participant quarterly, annually or at such other times that awards are made and deferred. A Deferred Stock Account will be credited periodically with additional Common Stock Units that reflect the value of dividends paid on Common Stock pursuant to Section 6.

(p)
Deferred Stock Benefit means the number of Common Stock Units that are deferred pursuant to Section 3 or Section 6. In addition to the Common Stock Units credited with respect to any Director Stock Award, a Participant’s Deferred Stock Benefit shall also include any Common Stock Units granted in connection with the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation in substitution for common stock units of Marathon Oil Corporation.

(q)	Directors means those duly named members of the Board.

(r)
Director Stock Award means an award of Common Stock Units pursuant to Section 6 of this Plan, as amended from time to time, or, in the discretion of the Committee, any successor or similar stock incentive award.

(s)
Election Date means the date established by this Plan as the date before which a Participant must submit a valid Deferral Election Form to the Committee. For each Deferral Year, the Election Date is December 31 of the preceding calendar year; provided, however, that the Election Date for newly eligible Directors shall be as provided in Section 3(a). Notwithstanding the foregoing, the Committee may set an earlier date as the Election Date for any Deferral Year. All Election Dates shall be established in conformity with Code Section 409A.

(t)	This subsection is intentionally left blank.

(u)
Grandfathered Benefit means that portion of a Participant’s Deferred Cash Account and Deferred Stock Account that is exempt from Code Section 409A because it was deferred and vested under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors as of December 31, 2004, as adjusted to reflect any earnings or losses thereto pursuant to Sections 5 and 6, and in the case of Common Stock Units, to reflect the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation.

(v)	Participant means a Director who is not simultaneously an employee of the Corporation.

(w)	Plan means the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors.

(x)	Quarterly Director Award Date means the first business day of the calendar quarter.

(y)	Quarterly Director Stock Award means a quarterly grant of Common Stock Units as provided in Section 6(a) of this Plan.

(z)	Retainer Fee means that portion of a Participant’s compensation that is fixed and paid without regard to the Participant’s attendance at meetings.

(aa)	Separation from Service shall have the same meaning as set forth under Code Section 409A.

(bb)	Specified Employee shall have the same meaning as set forth under Code Section 409A and as determined by the Corporation in accordance with its established policy.

3.	Deferral Election
A deferral election is valid when a Deferral Election Form is completed, signed by the Participant, and received by the Committee. Deferral elections are governed by the provisions of this section.

(a)
No later than each Deferral Year’s Election Date, each Participant may submit a Deferral Election Form to defer until after Separation from Service the receipt of any portion up to 100 percent of the Participant’s Retainer Fee for the Deferral Year in the form of a Deferred Cash Benefit. In the event an individual becomes a Director and is first eligible to participate during a Deferral Year, such Director may submit a Deferral Election Form no later than thirty (30) days following the effective date of the individual’s position as a Director, provided that, to the extent required by Code Section 409A, the Retainer Fee subject to the election shall be prorated in accordance with Code Section 409A.

(b)	Common Stock Units awarded pursuant to a Director Stock Award are automatically deferred and accounted for in a Deferred Stock Account and are not subject to any Deferral Election.

(c)
If it does so before the last business day preceding the Deferral Year, the Committee may reject or modify any Deferral Election Form for such Deferral Year and the Committee is not required to state a reason for such action. However, the Committee’s rejection or modification of any Deferral Election Form must be based upon action taken without regard to any vote of the Participant whose Deferral Election Form is under consideration, and the Committee’s rejections or modifications must be made on a uniform basis with respect to similarly situated Participants. If the Committee rejects or modifies a Deferral Election Form, the Participant must be paid the Retainer Fee that the Participant is entitled to receive after taking into account the rejected or modified Deferral Election Form.

(d)
A Participant may not revoke a Deferral Election Form after the Deferral Year begins. Any writing signed by a Participant expressing an intention to revoke the Participant’s Deferral Election Form before the close of business on the relevant Election Date is a revocation. In the event the Retainer Fee is paid in more than one payment during a Deferral Year, a Participant’s deferral may be taken from such Retainer Fee ratably during the applicable Deferral Year or in any other manner determined by the Committee; provided that such deferrals during the Plan year, in the aggregate, reflect the Participant’s deferral election in accordance with Code Section 409A.

4.	Effect of No Election
For any Participant who does not submit a valid Deferral Election Form to the Committee by the Election Date for a Deferral Year, the Participant’s Deferral Election Form then in effect shall remain effective for the upcoming Deferral Year. Any Participant who does not submit a valid Deferral Election Form by the Election Date and does not have a deferral election then in effect may not defer any part of the Participant’s Retainer Fee for the Deferral Year.

5.	Deferred Cash Benefits

(a)
The Deferred Cash Account for each Participant will be credited with deemed investment returns as provided in Section 5(b). Deferred Cash Benefits are credited to the applicable Participant’s Deferred Cash Account as of the day the Retainer Fees would have been paid but for the deferral.

(b)
A Participant may select one or more investment options approved by the Committee for the Participant’s Deferred Cash Benefits, and earnings and loses from such investment options will be credited to the Participant’s Deferred Cash Account at periods determined by the Committee. A Participant may change the investment allocation of the Participant’s Deferred Cash Account at any time.

6.	Deferred Equity Benefits

(a)	Grant of Common Stock Units
i. Pursuant to paragraph 8 of the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “2012 Plan”), the Board is authorized to grant Director Stock Awards to the Participants (which constitute “Stock Awards” for purposes of the 2012 Plan). The terms, conditions and limitations applicable to such Director Stock Awards are to be determined by the Board. Pursuant to Section 12 of this Plan, the Board has delegated its authority to the Committee.
ii. All Participants shall receive Quarterly Director Stock Awards under this Plan.
iii. A Participant who has attained or is expected to attain the applicable mandatory retirement age under the Corporation’s mandatory retirement policy, before the next regularly scheduled annual meeting of the Corporation’s stockholders shall receive a pro-rated Quarterly Director Stock Award for the quarter in which the next regularly scheduled annual meeting of the Corporation’s stockholders will be held. If this Section 6(a)(iii) applies, the Quarterly Director Stock Award will be pro-rated based on the number of days in the quarter that the Participant shall serve as a Director, including the day on which the annual meeting is held.
iv. Except as provided in Section 6(a)(iii), each Participant shall be granted a Quarterly Director Stock Award with respect to a number of unvested Common Stock Units, including fractional Common Stock Units, determined by dividing (i) $39,375 by (ii) the Fair Market Value (as defined in the Applicable Equity Plan) of a share of Common Stock on the date of grant. These grants to all Participants shall automatically be made on the Quarterly Director Award Date under the Applicable Equity Plan under which awards can then be made.
v. The Common Stock Units granted under this Section 6(a) shall vest in full upon the Participant’s departure from the Board. Each Participant’s Deferred Stock Account will be credited with the number of Common Stock Units covered by a Quarterly Director Stock Award as of the applicable Quarterly Director Award Date.

(b)	Each Common Stock Unit held in a Deferred Stock Account will increase or decrease in value by the same amount and with the same frequency as the fair market value of a share of Common Stock.
(c)
Each Deferred Stock Account will be credited on or about each Common Stock dividend payment date with additional Common Stock Units, including fractional units, in a quantity equal to the quotient of the dividends payable on the quantity of shares equal to the number of Common Stock Units in such account divided by the value of a share of Common Stock on the date of that payment as determined in accordance with the manner established by the Committee from time to time.

(d)
In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure, the number and kind of Common Stock Units credited to each Participant’s Deferred Stock Account shall be adjusted accordingly.

(e)
Participants who are eligible for a Director Stock Award under this Plan may also receive a portion of their equity compensation in the form of awards of deferred partnership units of MPLX LP under the MPLX LP 2018 Incentive Compensation Plan as determined by the Board of Directors of MPLX GP LLC and subject to the terms and conditions of such MPLX LP plan and any applicable MPLX LP award instruments or policies.

7.	Distributions

(a)
A Deferred Cash Benefit must be distributed in cash. A Deferred Stock Benefit must be distributed in shares of Common Stock and such distribution will correspond to, and equal to the number of, the Common Stock Units credited to the Participant’s Deferred Stock Account; provided that cash must be paid in lieu of fractional shares of the Common Stock otherwise distributable.

(b)
Except as otherwise provided in this Section 7, a Participant’s Deferred Benefit shall be paid in a lump sum on the first day of the calendar month following the expiration of 45 days after the Participant’s Separation from Service for any reason other than death.

(c)
In the event of a Participant’s Separation from Service on account of death, the Participant’s Deferred Benefit shall be paid to the Participant’s Beneficiary (or Beneficiaries) in a lump sum in the February of the year following the Participant’s death or if earlier, on the first day of the calendar month following the expiration of 45 days after the Participant’s Separation from Service as described in Section 7(b) (or, in the event of a Separation from Service of a Specified Employee not on account of death, within the 45-day period described in Section 7(d)).

(d)
Distribution of the Deferred Benefit of a Participant who the Committee determines is a Specified Employee (other than the Participant’s Grandfathered Benefit) shall commence within the 45-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 7(c). Payment of a Specified Employee’s Grandfathered Benefit shall be made pursuant to Section 7(b).

8.	Corporation’s Obligation

(a)
The Plan is unfunded. A Deferred Benefit is at all times solely a contractual obligation of the Corporation. A Participant and the Participant’s Beneficiaries have no right, title or interest in the Participant’s Deferred Benefit or any claim against it. Except according to Section 8(b), the Corporation will not segregate any funds or assets for Deferred Benefits nor issue any notes or security for the payment of any Deferred Benefit.

(b)
The Corporation may establish a grantor trust and transfer to that trust shares of the Common Stock or other assets. The governing trust agreement must require a separate account to be established for each electing Participant. The governing trust agreement must also require that all Corporation assets held in trust remain at all times subject to the Corporation’s creditors.

9.	Control by Participant
A Participant has no control over the Participant’s Deferred Benefit except according to the Participant’s Deferral Election Form, Distribution Election Form, and Beneficiary Designation Form.

10.	Claims Against Participant’s Deferred Benefit
A Deferred Benefit relating to a Participant under this Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. A Deferred Benefit is not subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Plan gives any Participant any interest, lien or claim against any specific asset of the Corporation. A Participant or the Participant’s Beneficiary has no rights other than as a general creditor. The Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Deferred Benefits.

11.	Amendment or Termination
This Plan may be altered, amended, suspended, or terminated at any time by the Committee, provided that with respect to 409A Benefits such action shall conform to the requirements of Code Section 409A. No future amendment to the Plan shall apply to Grandfathered Benefits to the extent such provision or amendment would constitute a “material modification” within the meaning of Code Section 409A with respect to the Grandfathered Benefits unless such amendment expressly indicates otherwise.

12.	Administration
The Committee shall have the full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan, to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, and to delegate some or all of its authority or responsibilities under this Plan to any other person or entity. The Committee may correct any defect or supply an omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The provisions of this Section 12 are subject to the terms of the Applicable Equity Plan. To the extent any provision of this Plan conflicts with the express terms of the Applicable Equity Plan, the terms of the Applicable Equity Plan shall control and, if necessary, the applicable provisions of this Plan shall be hereby deemed amended so as to carry out the purpose and intent of the Applicable Equity Plan.

13.	Notices
Notices and elections under this Plan may be in writing or in electronic format. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail or via electronic delivery to the person at the individual’s last known business address or electronic mail address.

14.	Waiver
The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

15.	Construction
This Plan is created, adopted, maintained and governed according to the laws of the state of Delaware. Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or not enforceable, the validity or enforceability of any other provision is not affected. Use of one gender includes all, and the singular and plural include each other. This Plan is intended to conform to the requirements of Code Section 409A and shall be interpreted accordingly.

16.	Effective Date
The original effective date of the Plan is the Distribution Date, as defined in the Separation and Distribution Agreement among Marathon Oil Corporation, Marathon Oil Company and Marathon Petroleum Corporation, dated as of May 25, 2011, as such agreement may be amended. This Plan was amended and restated effective December 3, 2012 and has been further amended and restated effective January 1, 2019.